Exhibit 99.1

Community Bankers Trust Corporation
Reports 3rd Quarter 2011 Results

Glen Allen, VA, October 28, 2011 - Community Bankers Trust Corporation (the “Company”) (NYSE Amex: BTC), the holding company for Essex Bank (the “Bank”), today reported third quarter 2011 net income of $1.4 million. This compares with a net loss of $1.3 million in the third quarter of 2010 and net income of $521,000 in the second quarter of 2011.  Net income available to common stockholders was $1.2 million in the third quarter of 2011 compared with a net loss available to common stockholders of $1.6 million in the third quarter of 2010 and net income available to common stockholders of $247,000 in the second quarter of 2011.  For the nine months ended September 30, 2011, the Company reported net income of $748,000 and a net loss available to common stockholders of $70,000.  Net loss for the nine month period ended September 30, 2010 was $23.7 million and net loss available to common stockholders was $24.5 million.

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, stated: “The earnings for the quarter show marked improvement for the Company in numerous areas. Most important is the decrease in the level of nonperforming loans and the continued resolution of nonaccrual loans and other real estate owned. When I assumed the role as CEO last March, my goal was to rapidly remediate operational and credit problems, gain efficiencies through consolidation, and begin down a path to increase earnings through core banking operations. Through intense focus on our strategic objectives, the results are beginning to prove that we are well on the way to meeting that vision.”

Mr. Smith added, “We will continue to improve our profitability by reducing our cost of funds, finding quality loans in market niches that are being ignored, and increasing our fee based lines of business, all of which are evident in the results of this quarter. Despite the slow economy, I believe each quarter going forward will show improvement in the level of nonperforming loans, the net interest margin and overall earnings. We are working closely with our regulators to show that the Company has successfully completed the first phase of its long term strategy to become a premier provider of financial products in our marketplace for many years to come. We look forward to what the future holds for our Company and for our shareholders.”

Key highlights for the third quarter of 2011 include the following:

•	Non-covered nonperforming assets declined 10.0%, or $5.0 million, from $50.1 million to $45.1 million on a linked quartered basis.
•
Net charged-off loans continue to decline and were $1.0 million for the third quarter of 2011, down from $4.7 million in the second quarter of 2011, $5.5 million in the first quarter of 2011 and $8.7 million in the fourth quarter of 2010.

•
Noninterest expenses were $27.2 million for the nine months ended September 30, 2011, a decline of $9.2 million, or 25.2%, compared with noninterest expenses of $36.4 million for the first nine months of 2010. Excluding goodwill impairment charges of $5.7 million in the first nine months of 2010, noninterest expenses would have declined $3.5 million, or 11.3%.

•	Net interest income was $11.3 million for the third quarter of 2011, an increase of 5.9%, over the third quarter of 2010.
•	Non-covered nonaccrual loans declined 4.1% during the quarter, or $1.6 million, ending the period at $36.2 million.
•	Non-covered other real estate owned decreased $3.5 million, to $8.9 million, on a linked quarter basis.
•	Non-covered nonperforming assets to loans and other real estate owned declined from 9.76% to 8.78% on a linked quarter basis.
•	Excluding FDIC covered assets, the ratio for the allowance for loan losses to total loans was 3.12% at September 30, 2011, compared with 3.35% at June 30, 2011.

RESULTS OF OPERATIONS
Net income available to common stockholders was $1.2 million, or $0.05 per common share on a diluted basis, for the quarter ended September 30, 2011 compared with a net loss available to common stockholders of $1.6 million, or $0.07 per common share on a diluted basis, for the quarter ended September 30, 2010. Net income was driven by a decrease in noninterest expenses of $1.7 million, an increase in noninterest income of $865,000 and an increase in net interest income of $629,000. Additionally, there was no provision for loan losses in the third quarter of 2011, compared with $1.1 million in the third quarter of 2010.

The following table presents summary income statements for the three months ended September 30, 2011 and 2010, and nine months ended September 30, 2011 and 2010.

SUMMARY INCOME STATEMENT
(Dollars in thousands)

	For the three months ended		For the nine months ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Interest income	$14,272	$15,153	$42,159	$45,332
Interest expense	2,974	4,484	9,364	14,492
Net interest income	11,298	10,669	32,795	30,840
Provision for loan losses	-	1,116	1,498	27,440
Net interest income after provision for loan losses	11,298	9,553	31,297	3,400
Noninterest income	(662)	(1,527)	(3,498)	(1,227)
Noninterest expense	8,682	10,387	27,229	36,422
Net income/(loss) before income taxes	1,954	(2,361)	570	(34,249)
Income tax (expense) benefit	(532)	1,062	178	10,570
Net income (loss)	$1,422	$(1,299)	$748	$(23,679)
Dividends on preferred stock	-	-	-	442
Accretion of preferred stock discount	51	48	155	145
Preferred dividends not paid	221	221	663	221
Net income (loss) available to common stockholders	$1,150	$(1,568)	$(70)	$(24,487)

Net income (loss) per share available to common stockholders:
Basic	$0.05	$(0.07)	$(0.00)	$(1.14)
Diluted	$0.05	$(0.07)	$(0.00)	$(1.14)

Interest Income
Interest income was $14.3 million for the third quarter of 2011, a decrease of $220,000, or 1.5%, from interest income of $14.5 million in the second quarter of 2011.  Interest and fees on covered loans was the primary contributor to this decrease, down $171,000 on a linked quarter basis to $4.7 million for the third quarter of 2011.  Covered FDIC loans are a self-liquidating business line and will consistently exhibit declining balances as the carrying value of these loans is reduced.  The carrying value of FDIC covered loans was $104.3 million at June 30, 2011 and $100.0 million at September 30, 2011.

Interest income declined $881,000, or 5.8%, when comparing the third quarter of 2010 and 2011.  Interest income was $15.2 million in the third quarter of 2010 and declined to $14.3 million in the third quarter of 2011.  Interest and fees on non-covered loans declined $921,000 when comparing the third quarter of 2011 to the third quarter of 2010.  This was due to both rate and volume decreases.  Total securities income decreased $944,000 when comparing the third quarter of 2011 to the third quarter of 2010.  This also was the result of rate and volume decreases.  Offsetting these decreases was improved performance on the FDIC covered loan portfolio, which increased $975,000, from $3.7 million in the third quarter of 2010 to $4.7 million in the third quarter of 2011.

Interest income was $42.2 million for the nine months ended September 30, 2011, a decrease of $3.2 million from interest income of $45.3 million for the nine months ended September 30, 2010.  Average earning assets declined from $1.041 billion for the first nine months of 2010 to $935.9 million for the first nine months in 2011.

Interest Expense
Interest expense was $3.0 million for the third quarter of 2011, a decrease of $105,000 from interest expense of $3.1 million in the second quarter of 2011.  Average interest bearing liabilities declined $8.6 million, or 1.0%, during the quarter.  The cost of interest bearing liabilities declined from 1.37% in the second quarter of 2011 to 1.34% in the third quarter of 2011.

Interest expense declined $1.5 million from $4.5 million in the third quarter of 2010 to $3.0 million in the third quarter of 2011. The 33.7% decrease resulted from decreases in both the amount of interest bearing liabilities and their cost, as time deposits renewed at lower rates. First, the average balance of interest bearing liabilities declined $123.4 million, or 12.2% from the third quarter of 2010 to the third quarter of 2011.  Second, the cost of interest bearing liabilities declined from 1.77% for the third quarter of 2010 to 1.34% in the third quarter of 2011.

Interest expense declined $5.1 million from $14.5 million for the nine months ended September 30, 2010 to $9.4 million for the nine months ended September 30, 2011.  This decline of 35.4% was driven by a decline in average interest bearing liabilities, from $1.018 billion for the first nine months of 2010 to $901.4 million for the same period in 2011.  As previously mentioned, time deposits renewed at lower rates, and thus contributed to the decrease in the cost of interest bearing liabilities from 1.90% for the first nine months of 2010 to 1.39% for the first nine months in 2011.

Net Interest Income
Net interest income was $11.3 million for the quarter ended September 30, 2011, compared with $11.4 million for the quarter ended June 30, 2011.  This represents a decrease of $115,000 or 1.0%.  On a tax equivalent basis, net interest income was $11.4 million for the third quarter of 2011 compared with tax equivalent net interest income of $11.5 million for the second quarter of 2011.  The tax equivalent net interest margin decreased from 5.01% in the second quarter of 2011 to 4.91% in the third quarter of 2011. This was due to a decline in net interest spread, from 4.97% to 4.85%, on a linked quarter basis.

Net interest income increased $629,000 from $10.7 million in the third quarter of 2010 to $11.3 million in the third quarter of 2011.  This represents an increase of 5.9% and was primarily the result of an increase in the Company’s interest spread, from 4.26% in the third quarter of 2010 to 4.85% in the third quarter of 2011.  This increased the Company’s net interest margin from 4.30% in the third quarter of 2010 to 4.91% for the same period in 2011.  A decline in the cost of interest bearing liabilities, from 1.77% for the third quarter of 2010 to 1.34% for the third quarter of 2011, coupled with an increase of 16 basis points, from 6.03% to 6.19%, in the yield on earning assets were the drivers of this increase.

Net interest income was $32.8 million for the nine months ended September 30, 2011, compared with $30.8 million for the nine months ended September 30, 2010.  The increase in net interest income was primarily the result of decreases of $116.4 million, or 11.4%, in the average balances of interest-bearing liabilities coupled with lower rates, which has reduced interest expense 35.4%, from $14.5 million in the first nine months of 2010 to $9.4 million for the first nine months of 2011.  The tax equivalent net interest margin increased to 4.73% in the first nine months of 2011 from 4.12% in the first nine months of 2010.

The following table compares the Company’s net interest margin, on a tax-equivalent basis, for the three months ended September 30, 2011 and 2010,  and June 30, 2011, and for the nine months ended September 30, 2011 and 2010.

NET INTEREST MARGIN
(Dollars in thousands)
	For the three months ended
	9/30/2011	6/30/2011	9/30/2010

Average interest earning assets	$928,574	$921,089	$1,034,289
Interest income	$14,272	$14,492	$15,153
Interest income - tax equivalent	$14,377	$14,610	$15,597
Yield on interest earning assets	6.19%	6.34%	6.03%
Average interest bearing liabilities	$888,366	$896,970	$1,011,755
Interest expense	$2,975	$3,079	$4,484
Cost of interest bearing liabilities	1.34%	1.37%	1.77%
Net interest income	$11,298	$11,413	$10,669
Net interest income - tax equivalent	$11,402	$11,531	$11,113
Interest spread	4.85%	4.97%	4.26%
Net interest margin	4.91%	5.01%	4.30%

	For the nine months ended
	9/30/2011	9/30/2010

Average interest earning assets	$935,873	$1,040,937
Interest income	$42,159	$45,332
Interest income - tax equivalent	$42,593	$46,691
Yield on interest earning assets	6.07%	5.98%
Average interest bearing liabilities	$901,404	$1,017,833
Interest expense	$9,364	$14,492
Cost of interest bearing liabilities	1.39%	1.90%
Net interest income	$32,795	$30,840
Net interest income - tax equivalent	$33,229	$32,199
Interest spread	4.68%	4.08%
Net interest margin	4.73%	4.12%

Provision for Loan Losses
There was no provision for loan losses for non-covered loans for the quarter ended September 30, 2011.  There was also no provision for loan losses for the second quarter of 2011, but there was a provision for loan losses of $1.1 million for the quarter ended September 30, 2010. The allowance for loan losses equaled 43.6% of non-covered nonaccrual loans at September 30, 2011, compared with 44.5% of non-covered nonaccrual loans at June 30, 2011. The ratio of allowance for loan losses to total non-covered loans was 3.12% at September 30, 2011, compared with 3.35% at June 30, 2011 and 6.27% at September 30, 2010. The decrease in the allowance for loan losses to total non-covered loans from September 2010 to September 2011 is primarily the result of earlier recognition and resolution of problem credits and aggressive charge-offs, in addition to work-outs of nonperforming loans. Net charged-off loans have sequentially decreased over the previous four quarters.   Net charged-off loans have declined from $8.7 million in the fourth quarter of 2010, $5.5 million in the first quarter of 2011 and $4.7 million in the second quarter of 2011 and were $1.0 million in the third quarter of 2011.

The provision for loan losses on non-covered loans was $1.5 million for the nine months ended September 30, 2011 compared with $27.4 million for the nine months ended September 30, 2010.  Charged-off loans were $11.8 million for the nine months ended September 30, 2011 compared to $11.2 million for the nine months ended September 30, 2010.  Loan recoveries were $548,000 for the first nine months of 2011 compared with $786,000 for the same period in 2010.

The following table reconciles the activity in the Company’s non-covered allowance for loan losses, by quarter, for the past six quarters.

CREDIT QUALITY
(Dollars in thousands)
	2011			2010
	Third	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:

Beginning of period	$16,803	$21,542	$25,543	$34,353	$38,785	$19,798
Provision for loan losses	-	-	1,498	(77)	1,116	20,402
Charge-offs	(1,366)	(4,825)	(5,634)	(8,898)	(5,647)	(2,029)
Recoveries	327	86	135	165	99	614
Net charge-offs	$(1,039)	$(4,739)	$(5,499)	$(8,733)	$(5,548)	$(1,415)

End of period	$15,764	$16,803	$21,542	$25,543	$34,353	$38,785

Noninterest Income
Noninterest income was negative $662,000 for the third quarter of 2011 compared with negative $1.4 million for the second quarter of 2011. Noninterest income in both periods is negative due to two factors—FDIC indemnification asset amortization and loss on OREO.  The largest component of noninterest income was FDIC indemnification asset amortization, which reduces noninterest income, and was $2.4 million in the third quarter of 2011 and $2.7 million in the second quarter of 2011. By amortizing the FDIC indemnification asset, the Company is reducing the asset and recognizing interest income from borrowers of loans covered by FDIC shared loss agreements.  Loss on OREO was $1.7 million in the third quarter of 2011 and $249,000 in the second quarter of 2011. Management proactively assesses other real estate owned and as a result wrote down values by $1.1 million in the third quarter of 2011.

Noninterest income was positively affected by $1.7 million in gain on sale of securities recognized in the third quarter of 2011 and $176,000 in the second quarter of 2011.  Also positively affecting noninterest income on a linked quarter basis was an increase in other noninterest income of $338,000, from $662,000 in the second quarter of 2011 to $1.0 million in the third quarter of 2011.  Service charges on deposit accounts were $643,000 and $637,000, respectively, in the third quarter and second quarter of 2011.

Noninterest income increased $865,000, from negative $1.5 million in the third quarter of 2010, to negative $662,000 for the third quarter of 2011.  Gains on sale of securities were the largest contributor to this increase and were $1.7 million in the third quarter of 2011 compared with $296,000 of losses in the third quarter of 2010. Other income increased by $868,000 from the third quarter of 2010 to the third quarter of 2011.  These increases were reduced by an increase of $901,000 in loss on OREO, from $770,000 in the third quarter of 2010 to $1.7 million in the third quarter of 2011, and by an increase of $1.1 million in FDIC indemnification asset amortization, from $1.3 million in the third quarter of 2010 to $2.4 million in the third quarter of 2011.

For the nine months ended September 30, 2011, noninterest income equaled negative $3.5 million, compared with negative $1.2 million for the nine months ended September 30, 2010. This change was due primarily to accelerated FDIC indemnification asset amortization of $5.8 million, from $2.0 million for the first nine months of 2010 to $7.8 million for the same period in 2011.  The increase in FDIC indemnification asset amortization has resulted in the increased yield realized in interest and fees on FDIC covered loans over the same time frame, as projected losses carried within the FDIC indemnification asset have been realized instead, through payment performance of the associated borrowers.  Other noninterest income declined in the nine month period ended September 30, 2011 compared with the same period in 2010.  Other noninterest income was $3.6 million for the nine months ended September 30, 2010 and $2.4 million for the nine months ended September 30, 2011.  This decrease reflects fewer reimbursable loss events in FDIC covered loans.

Positively affecting noninterest income over the nine month comparison periods were gains/(losses) on sales of securities, which increased by $3.0 million, from a loss of $394,000 in the first nine months of 2010 to gains realized of $2.6 million for the same period in 2011.  Additionally, there was a reduction in losses on OREO properties of $1.8 million, from $4.3 million for the first nine months of 2010 to $2.5 million for the same period in 2011.

Noninterest Expense
On a linked quarter basis, noninterest expenses totaled $8.7 million for the three months ended September 30, 2011 compared with $9.3 million for the quarter ended June 30, 2011, a decrease of $652,000, or 7.0%. All expense categories declined, on a linked quarter basis, with the exception of legal fees and data processing expense, which increased $206,000 and $2,000, respectively, in the third quarter of 2011 compared with the second quarter of 2011. Legal fees were $241,000 in the third quarter of 2011, compared with $35,000 in the second quarter of 2011. The increase reflects a $155,000 one time settlement relating to a put-back requirement in a note sale agreement from early 2008. Data processing expenses were $478,000 in the third quarter of 2011 and $476,000 in the second quarter of 2011.

Other operating expenses decreased $351,000, or 16.9%, from $2.1 million in the second quarter of 2011 to $1.7 million in the third quarter of 2011. Of this decrease, $183,000 was related to the issuance of annual stock retainers for Directors fully recognized in the second quarter of 2011. Additionally, direct expenses on other real estate owned decreased $104,000 on a linked quarter basis.

FDIC assessment expense was $580,000 in the third quarter of 2011 compared with $761,000 in the second quarter of 2011, a decrease of $181,000, or 23.8%.  A change in the methodology used to calculate this assessment lowered the expense in the third quarter of 2011 compared with the second quarter of 2011.  Professional fees were $68,000 and decreased 65.7%, or $130,000, in the third quarter of 2011 compared with $198,000 in the second quarter of 2011.

Salaries and employee benefits were $4.1 million, a decline of $121,000, or 2.9%, in the third quarter of 2011, compared with $4.2 million in the second quarter of 2011.  Occupancy expenses were $687,000 in the third quarter of 2011, a decline of $46,000, or 6.3%, from the second quarter of 2011 total of $733,000.  Equipment expense declined $31,000, or 9.7%, and were $289,000 in the third quarter of 2011 compared with $320,000 in the second quarter of 2011.

Noninterest expenses declined $1.7 million when comparing the third quarter of 2011 to the same period in 2010.  Salaries and employee benefits were the largest category decrease and were $5.3 million in the third quarter of 2010 and $4.1 million in the third quarter of 2011, a decrease of $1.2 million, or 22.9%.  Also seeing significant declines were professional fees and data processing expenses. Professional fees declined 84.0%, or $357,000, when comparing the third quarter 2011 total of $68,000 to the third quarter 2010 total of $425,000.  Data processing expenses declined $257,000, or 35.0%, from $735,000 in the third quarter of 2010 to $478,000 in the third quarter of 2011. Partially offsetting these declines were increases of $124,000 in legal fees and $109,000 in other operating expenses when comparing the third quarter of 2011 to the same period in 2010.

For the nine months ended September 30, 2011, noninterest expense declined $9.2 million when compared with the same period in 2010.  Excluding goodwill impairment charges of $5.7 million in 2010, noninterest expenses would have declined $3.5 million, or 11.3%.  Noninterest expenses, excluding goodwill, were $30.7 million for the first nine months of 2010 and declined to $27.2 million for the first nine months in 2011.  The two major drivers of this decrease were salaries and employee benefits, which declined $2.8 million over the nine months comparison periods, and professional fees, which decreased $1.0 million.  Salaries and employee benefits were $15.2 million for the first nine months of 2010 and $12.4 million for the first nine months of 2011, a decrease of 18.2%.  Professional fees were $1.5 million for the first nine months of 2010 and $457,000 for the first nine months of 2011, a decrease of 69.6%.  Additionally, data processing expenses declined $406,000 when comparing the first nine months of 2010 to the same period in 2011.

Income Taxes
Income tax expense was $532,000 for the three months ended September 30, 2011, compared with income tax expense of $127,000 in the second quarter of 2011.  There was an income tax benefit recorded of $1.1 million in the third quarter of 2010. For the nine months ended September 30, 2011, income tax benefits were $178,000 compared with income tax benefit of $10.6 million for the nine months ended September 30, 2010.

FINANCIAL CONDITION
At September 30, 2011, the Company had total assets of $1.073 billion, a decrease of $43.0 million, or 3.9%, from total assets of $1.116 billion at December 31, 2010. Total loans, including $100.0 million in loans covered by the FDIC shared loss agreements, were $605.2 million at September 30, 2011, decreasing $35.9 million, or 5.6%, from $641.1 million at December 31, 2010.   The carrying value of covered loans declined $15.5 million, or 13.4%, from December 31, 2010. Non-covered loans equaled $505.2 million at September 30, 2011, declining $20.4 million, or 3.9%, since December 31, 2010.  Non-covered loans increased $4.1 million from June 30, 2011 to September 30, 2011.

On a linked quarter basis, total real estate loans increased $1.6 million and were $440.0 million at September 30, 2011.  Commercial lending activity increased $2.5 million, or 4.9%, during the third quarter of 2011 and was $54.0 million at September 30, 2011.

The following table shows the composition of the Company’s non-covered loan portfolio on a linked quarter basis.

NON-COVERED LOANS
(Dollars in thousands)

	September 30, 2011		June 30, 2011
	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$129,520	25.63%	$131,205	26.18%
Commercial	198,872	39.36%	197,897	39.49%
Construction and land development	81,274	16.07%	85,002	16.96%
Second mortgages	8,319	1.65%	8,306	1.66%
Multifamily	13,782	2.73%	13,397	2.67%
Agriculture	8,232	1.63%	2,566	0.51%
Total real estate loans	439,999	87.07%	438,373	87.47%
Commercial loans	54,025	10.69%	51,511	10.28%
Consumer installment loans	9,609	1.90%	9,600	1.92%
All other loans	1,696	0.34%	1,710	0.33%
Gross loans	505,329	100.00%	501,194	100.00%
Allowance for loan losses	(15,764)		(16,803)
Net unearned income on loans	(164)		(138)
Non-covered loans, net of unearned income	$489,401		$484,253

The Company’s securities portfolio decreased $15.7 million, or 5.1%, during the first nine months of 2011 to $291.8 million with realized gains of $2.6 million through sales activity. The Company had cash and cash equivalents of $53.4 million at September 30, 2011, compared with $33.4 million at December 31, 2010.  There were no Federal funds sold at September 30, 2011, compared with $2.0 million at December 31, 2010.

On a linked quarter basis, the Company’s securities portfolio, excluding equity securities, decreased $19.8 million, from $304.7 million at June 30, 2011 to $284.9 million at September 30, 2011, and $1.7 million in gains were realized during the third quarter.  U.S. Government agency mortgage backed securities declined by $75.2 million and balances in U.S. Treasury issues increased by $50.6 million.

The following table shows the composition of the Company’s securities portfolio, excluding equity securities, on a linked quarter basis.

SECURITIES PORTFOLIO (Dollars in thousands)	September 30, 2011		June 30, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$60,374	$60,582	$9,820	$10,018
State, county and municipal	54,848	59,547	48,748	50,308
Corporate and other bonds	4,809	4,696	5,067	5,075
Mortgage backed securities	92,692	91,720	165,163	166,877
Total securities available for sale	$212,723	$216,545	$228,798	$232,278

	September 30, 2011		June 30, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
State, county and municipal	$12,174	$13,381	$12,181	$13,097
Mortgage backed securities	56,168	59,321	60,207	63,592
Total securities held to maturity	$68,342	$72,702	$72,388	$76,689

Interest bearing deposits at September 30, 2011 were $847.6 million, a decrease of $51.8 million from December 31, 2010. Time deposits declined $50.6 million during the first nine months of 2011 as management kept rates low among all regions as loan demand remained weak and covered loans continued to decline in volume. The Company is attempting to restructure the deposit mix away from higher priced deposits and more into lower cost transactional accounts. Money market deposit accounts were $117.9 million at September 30, 2011, a decline of $9.7 million, or 7.6% from money market deposit account balances of $127.6 million at December 31, 2010.

During the first nine months of 2011, NOW accounts increased $4.3 million, or 4.0%, from $106.2 million at December 31, 2010 to $110.5 million at September 30, 2011.  Additionally, savings accounts increased $4.2 million, or 6.6%, during the first nine months of 2011.   The Company’s total loan-to-deposit ratio was 66.1% at September 30, 2011 compared with 66.7% at December 31, 2010.

On a linked quarter basis, interest bearing deposits increased $1.6 million.  This change consisted of an increase in time deposits $100,000 and over by $8.4 million, partially offset by a decrease in time deposits less than $100,000 of $3.5 million and a decrease in money market deposit accounts of $3.3 million.

The following table details the change in the mix of interest bearing deposits from December 31, 2010 to September 30, 2011.

INTEREST BEARING DEPOSITS
(Dollars in thousands)

	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
NOW	$110,538	$111,268	$105,870	$106,248
MMDA	117,910	121,210	127,284	127,594
Savings	68,349	67,564	66,733	64,121
Time deposits less than $100,000	329,395	332,895	346,018	367,333
Time deposits $100,000 and over	221,395	213,043	219,508	234,070
Total interest bearing deposits	$847,587	$845,980	$865,413	$899,366

The Company had Federal Home Loan Bank (FHLB) advances of $37.0 million at each of September 30, 2011 and December 31, 2010.

Stockholders’ equity at September 30, 2011 was $110.7 million, or 10.3% of total assets, and increased from stockholders’ equity of $107.1 million, or 9.6% of total assets, at December 31, 2010.   Stockholders’ equity was $110.7 million, or 9.4% of total assets, at September 30, 2010.

Since September 30, 2010, the Company, through its balance sheet management strategy, has increased its common tangible equity to common tangible asset ratio from 6.74% at September 30, 2010 to 7.62% at September 30, 2011.  Additionally, the common tangible book value increased from $3.59 at September 30, 2010 to $3.67 at September 30, 2011.  See the “Non-GAAP Financial Measures” table for additional information.

Asset Quality – non-covered assets
Nonaccrual loans were $36.2 million at September 30, 2011, compared with $37.7 million at June 30, 2011. This $1.5 million decrease was comprised of $7.3 million in additions to nonaccrual loans and $8.8 million of loans removed from nonaccrual status. Total nonperforming assets decreased $5.0 million from $50.1 million at June 30, 2011 to $45.1 million at September 30, 2011. Total charge-offs for the third quarter of 2011 were $1.4 million and recoveries were $327,000.  Non-covered other real estate owned decreased $3.5 million, from $12.4 million at June 30, 2011 to $8.9 million at September 30, 2011. The change in non-covered other real estate owned during the third quarter of 2011 was reflected in additions of $673,000 and reductions by sales of $2.4 million, write-downs of $1.1 million and transfers of $700,000.

For the nine months ended September 30, 2011, net charge-offs were $11.3 million compared to $10.4 million for the same period in 2010.  Total charge-offs were $11.8 million for the first nine months of 2011 and $11.2 million for the same period in 2010.  Recoveries for the nine month comparison period were $548,000 in 2011 and $786,000 in 2010. Management’s aggressive strategy to work nonperforming loans and other real estate owned is evidenced in the volume of charge-offs as well as the level of the loan loss reserve.

Nonperforming assets to loans and other real estate declined from 9.76% at June 30, 2011 to 8.78% at September 30, 2011. The ratio of the allowance for loan losses to nonperforming assets was 34.94% at September 30, 2011, compared with 33.52% at June 30, 2011 and 72.09% at September 30, 2010.

The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the periods indicated:

ASSET QUALITY (NON-COVERED)
(Dollars in thousands)	2011			2010
	Third	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Nonaccruing loans	$36,177	$37,736	$42,029	$36,532	$43,298	$41,690
Loans past due over 90 days and accruing interest	80	-	282	389	35	-
Total nonperforming non-covered loans	$36,257	$37,736	$42,311	$36,921	$43,333	$41,690
Other real estate owned non-covered	8,858	12,393	7,332	5,928	4,320	4,333
Total nonperforming non-covered assets	$45,115	$50,129	$49,643	$42,849	$47,653	$46,023

Allowance for loan losses	$15,764	$16,803	$21,542	$25,543	$34,353	$38,785
Average loans during quarter, net of unearned income	$498,201	$506,752	$517,805	$539,503	$557,324	$575,457
Loans, net of unearned income	$505,165	$501,056	$514,276	$525,548	$547,509	$562,539

Allowance for loan losses to loans	3.12%	3.35%	4.19%	4.86%	6.27%	6.89%
Allowance for loan losses to nonperforming assets	34.94%	33.52%	43.39%	59.61%	72.09%	84.27%
Allowance for loan losses to nonaccrual loans	43.57%	44.53%	51.26%	69.92%	79.34%	93.03%
Nonperforming assets to loans and other real estate	8.78%	9.76%	9.52%	8.06%	8.64%	8.12%
Net charge-offs for quarter to average loans, annualized	0.83%	3.74%	4.25%	6.47%	3.98%	0.98%

A further breakout of nonaccrual loans, excluding covered loans, at September 30, 2011 and June 30, 2011 is below:

NON-COVERED NONACCRUAL LOANS
(Dollars in thousands)

	September 30, 2011		June 30, 2011
	Amount of Nonaccrual Loans	% of Non-covered Loans	Amount of Nonaccrual Loans	% of Non-covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$6,759	1.34%	$7,041	1.41%
Commercial	8,251	1.63%	8,352	1.67%
Construction and land development	19,314	3.82%	20,700	4.13%
Second mortgages	190	0.04%	199	0.04%
Multifamily	—	—	—	—
Agriculture	53	0.01%	53	0.01%
Total real estate loans	34,567	6.84%	36,345	7.26%
Commercial loans	1,521	0.30%	1,330	0.27%
Consumer installment loans	89	0.02%	61	0.01%
All other loans	-	—	-	—
Gross loans	$36,177	7.16%	$37,736	7.54%

Capital Requirements
Total Stockholders’ equity was $110.7 million at September 30, 2011.  The Company’s ratio of total risk-based capital was 16.8% at September 30, 2011 compared to 15.6% at December 31, 2010.  The tier 1 risk-based capital ratio was 15.6% at September 30, 2011 and 14.4% at December 31, 2010. The Company’s tier 1 leverage ratio was 9.0% at September 30, 2011 and 8.1% at December 31, 2010.  All capital ratios exceed regulatory minimums.

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates one loan production office. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Earnings Conference Call and Webcast

The Company will host a conference call for the financial community on Friday, October 28, 2011, at 11:00 a.m. Eastern Time to discuss the third quarter 2011 financial results. The public is invited to listen to this conference call by dialing 800-860-2442 at least 10 minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the “Investor Information” page of the Company’s internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 2:00 p.m. Eastern Time on October 28, 2011 until 9:00 a.m. Eastern Time on November 4, 2011. The replay will be available by dialing 877-344-7529 and entering access code 10006029 or through the internet by accessing the “Investor Information” page of the Company’s internet site at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, the shared loss agreements; assumptions and estimates that underlie the accounting for loan pools under the shared loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-443-4343

Consolidated Statements of Financial Condition
Unaudited Condensed
(Dollars in thousands)

	September 30, 2011	December 31, 2010	September 30, 2010

Assets
Cash and due from banks	$16,138	$8,604	$12,418
Interest bearing bank deposits	37,250	22,777	12,504
Federal funds sold	-	2,000	2,942
Total cash and cash equivalents	53,388	33,381	27,864

Securities available for sale, at fair value	216,545	215,560	237,088
Securities held to maturity	68,342	84,771	91,765
Equity securities, restricted, at cost	6,954	7,170	6,990
Total securities	291,841	307,501	335,843

Loans	505,165	525,548	547,509
Covered FDIC loans	100,044	115,537	123,172
Allowance for loan losses (non-covered)	(15,764)	(25,543)	(34,353)
Allowance for loan losses (covered)	(776)	(829)	(829)
Net loans	588,669	614,713	635,499

Bank premises and equipment	35,436	35,587	35,985
Other real estate owned	8,858	5,928	4,320
Covered FDIC other real estate owned	7,235	9,889	10,104
Covered FDIC receivable	3,037	7,250	24,269
Bank owned life insurance	7,027	6,829	6,759
Core deposit intangibles, net	13,123	14,819	15,384
FDIC indemnification asset	46,962	58,369	61,170
Other assets	16,992	21,328	20,645
Total assets	$1,072,568	$1,115,594	$1,177,842

Liabilities
Deposits:
Demand:
Noninterest bearing	68,029	62,359	69,494
Interest bearing	847,587	899,366	948,251
Total deposits	915,616	961,725	1,017,745

Federal funds purchased	-	-	-
Federal Home Loan Bank advances	37,000	37,000	37,000
Trust preferred capital notes	4,124	4,124	4,124

Other liabilities	5,102	5,618	8,241
Total liabilities	961,842	1,008,467	1,067,110

Stockholders' Equity
Preferred stock (5,000,000 shares authorized $0.01 par value) 17,680 shares issued and outstanding	17,680	17,680	17,680
Discount on preferred stock	(505)	(660)	(709)
Warrants on preferred stock	1,037	1,037	1,037
Common stock (50,000,000 shares authorized $0.01 par value) issued and outstanding of 21,627,549 shares, 21,468,455 shares, and 21,468,455 shares, respectively	216	215	215
Additional paid in capital	144,181	143,999	143,999
(Accumulated deficit) retained earnings	(54,406)	(54,999)	(57,144)
Accumulated other comprehensive income (loss)	2,523	(145)	5,654
Total stockholders' equity	110,726	107,127	110,732
Total liabilities and stockholders' equity	$1,072,568	$1,115,594	$1,177,842

Consolidated Statements of Operations
Unaudited Condensed
(Dollars in thousands)
	Three months ended			Nine months ended
	9/30/2011	6/30/2011	9/30/2010	9/30/2011	9/30/2010
Interest and dividend income
Interest and fees on loans	$7,314	$7,328	$8,235	$21,877	$25,436
Interest and fees on FDIC covered loans	4,667	4,838	3,692	13,325	10,671
Interest on federal funds sold	1	2	1	5	5
Interest on deposits in other banks	28	10	19	53	73
Investments (taxable)	2,058	2,085	2,340	6,055	6,507
Investments (nontaxable)	204	229	866	844	2,640
Total interest income	14,272	14,492	15,153	42,159	45,332
Interest expense
Interest on deposits	2,621	2,711	4,141	8,312	13,485
Interest on federal funds purchased	-	1	1	1	1
Interest on other borrowed funds	353	367	342	1,051	1,006
Total interest expense	2,974	3,079	4,484	9,364	14,492

Net interest income	11,298	11,413	10,669	32,795	30,840

Provision for loan losses	-	-	1,116	1,498	27,440
Net interest income after provision for loan losses	11,298	11,413	9,553	31,297	3,400
Noninterest income
Loss on sale of OREO	(1,671)	(249)	(770)	(2,532)	(4,329)
FDIC indemnification asset amortization	(2,359)	(2,657)	(1,252)	(7,762)	(1,991)
Gain/(loss) on sale of securities	1,725	176	(296)	2,563	(394)
Service charges on deposit accounts	643	637	659	1,856	1,846
Other	1,000	662	132	2,377	3,641
Total noninterest income	(662)	(1,431)	(1,527)	(3,498)	(1,227)
Noninterest expense
Salaries and employee benefits	4,050	4,171	5,255	12,425	15,191
Occupancy expenses	687	733	774	2,234	2,226
Equipment expenses	289	320	322	938	1,097
Legal fees	241	35	117	381	259
Professional fees	68	198	425	457	1,502
FDIC assessment	580	761	579	2,212	1,797
Data processing fees	478	476	735	1,407	1,813
Amortization of intangibles	565	565	565	1,696	1,696
Impairment of goodwill	-	-	-	-	5,727
Other operating expenses	1,724	2,075	1,615	5,479	5,114

Total noninterest expense	8,682	9,334	10,387	27,229	36,422

Net income/(loss) before income taxes	1,954	648	(2,361)	570	(34,249)
Income tax (expense) benefit	(532)	(127)	1,062	178	10,570

Net income/(loss)	$1,422	$521	$(1,299)	$748	$(23,679)
Dividends accrued on preferred stock	-	-	-	-	442
Accretion of discount on preferred stock	51	53	48	155	145
Preferred dividends not paid	221	221	221	663	221
Net income/(loss) available to common stockholders	$1,150	$247	$(1,568)	$(70)	$(24,487)

Income Statement Trend Analysis
Unaudited Condensed
(Dollars in thousands)
	Three months ended			Three months ended
	09/30/2011	06/30/2011	3/31/2011	12/31/2010	9/30/2010
Interest and dividend income
Interest and fees on loans	$7,314	$7,328	$7,234	$8,008	$8,235
Interest and fees on FDIC covered loans	4,667	4,838	3,820	3,088	3,692
Interest on federal funds sold	1	2	2	4	1
Interest on deposits in other banks	28	10	14	27	19
Investments (taxable)	2,058	2,085	1,912	1,979	2,340
Investments (nontaxable)	204	229	412	488	866
Total interest income	14,272	14,492	13,394	13,594	15,153
Interest expense
Interest on deposits	2,621	2,711	2,979	3,557	4,141
Interest on federal funds purchased	-	1	-	1	1
Interest on other borrowed funds	353	367	332	339	342
Total interest expense	2,974	3,079	3,311	3,897	4,484

Net interest income	11,298	11,413	10,083	9,697	10,669

Provision for loan losses	-	-	1,498	(77)	1,116
Net interest income after provision for loan losses	11,298	11,413	8,585	9,774	9,553
Noninterest income
Loss on sale of OREO	(1,671)	(249)	(612)	(723)	(770)
FDIC indemnification asset amortization	(2,359)	(2,657)	(2,745)	(1,174)	(1,252)
Gains/(loss) on sale of securities	1,725	176	661	3,982	(296)
Service charges on deposit accounts	643	637	576	618	659
Other	1,000	662	714	168	132
Total noninterest income	(662)	(1,431)	(1,406)	2,871	(1,527)
Noninterest expense
Salaries and employee benefits	4,050	4,171	4,204	3,999	5,255
Occupancy expenses	687	733	814	722	774
Equipment expenses	289	320	330	297	322
Legal fees	241	35	105	197	117
Professional fees	68	198	191	300	425
FDIC assessment	580	761	872	598	579
Data processing fees	478	476	452	493	735
Amortization of intangibles	565	565	565	565	565
Impairment of goodwill	-	-	-	-	-
Other operating expenses	1,724	2,075	1,678	1,660	1,615
Total noninterest expense	8,682	9,334	9,211	8,831	10,387

Net income/(loss) before income taxes	1,954	648	(2,032)	3,814	(2,361)
Income tax (expense) benefit	(532)	(127)	838	(1,128)	1,062

Net income/(loss)	$1,422	$521	$(1,194)	$2,686	$(1,299)
Dividends accrued on preferred stock	-	-	-	-	-
Accretion of discount on preferred stock	51	53	51	49	48
Preferred dividends not paid	221	221	221	221	221
Net income/(loss) available to common stockholders	$1,150	$247	$(1,466)	$2,416	$(1,568)

Net Interest Margin Analysis
Average Balance Sheet
(Dollars in thousands)

	Three months ended September 30, 2011			Three months ended September 30, 2010
			Average			Average
	Average	Interest	Rates	Average	Interest	Rates
	Balance	Income/	Earned/	Balance	Income/	Earned/
	Sheet	Expense	Paid	Sheet	Expense	Paid
ASSETS:
Loans non-covered, including fees	$498,201	$7,314	5.87%	$557,324	$8,235	5.91%
FDIC covered loans, including fees	101,828	4,667	18.33%	126,818	3,692	11.65%
Total loans	600,029	11,981	7.99%	684,142	11,927	6.97%
Interest bearing bank balances	48,462	28	0.23%	15,748	19	0.48%
Federal funds sold	4,000	1	0.13%	3,814	1	0.08%
Investments (taxable)	254,869	2,058	3.23%	239,766	2,340	3.90%
Investments (tax exempt)	21,214	309	5.81%	90,819	1,310	5.77%
Total earning assets	928,574	14,377	6.19%	1,034,289	15,597	6.03%
Allowance for loan losses	(17,237)			(39,044)
Non-earning assets	156,669			197,548
Total assets	$1,068,006			$1,192,793

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand - interest bearing	$232,743	$345	0.59%	$233,102	$385	0.66%
Savings	68,714	93	0.54%	63,400	91	0.57%
Time deposits	545,731	2,184	1.60%	674,080	3,665	2.18%
Total deposits	847,188	2,622	1.24%	970,582	4,141	1.71%
Fed funds purchased	54	0	0.61%	49	1	0.60%
FHLB and other borrowings	41,124	353	3.43%	41,124	342	3.32%
Total interest bearing liabilities	888,366	2,975	1.34%	1,011,755	4,484	1.77%
Noninterest bearing deposits	64,706			63,422
Other liabilities	5,049			7,622
Total liabilities	958,121			1,082,799
Stockholders' equity	109,885			109,994
Total liabilities and stockholders' equity	$1,068,006			$1,192,793
Net interest earnings		$11,402			$11,113
Interest spread			4.85%			4.26%
Net interest margin			4.91%			4.30%

(1)  Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

Net Interest Margin Analysis
Average Balance Sheet
(Dollars in thousands)

	Nine months ended September 30, 2011			Nine months ended September 30, 2010
			Average			Average
	Average	Interest	Rates	Average	Interest	Rates
	Balance	Income/	Earned/	Balance	Income/	Earned/
	Sheet	Expense	Paid	Sheet	Expense	Paid
ASSETS:
Loans non-covered, including fees	$507,484	$21,877	5.75%	$570,090	$25,436	5.95%
FDIC covered loans, including fees	106,672	13,325	16.65%	137,246	10,671	10.37%
Total loans	614,156	35,202	7.64%	707,336	36,107	6.81%
Interest bearing bank balances	25,246	53	0.28%	18,527	73	0.53%
Federal funds sold	4,810	5	0.15%	4,018	5	0.18%
Investments (taxable)	262,209	6,055	3.08%	219,602	6,507	3.95%
Investments (tax exempt)	29,452	1,278	5.79%	91,454	3,999	5.83%
Total earning assets	935,873	42,593	6.07%	1,040,937	46,691	5.98%
Allowance for loan losses	(20,837)			(27,091)
Non-earning assets	163,294			199,365
Total assets	$1,078,330			$1,213,211

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand - interest bearing	$233,806	$1,039	0.59%	$224,204	$1,178	0.70%
Savings	66,792	265	0.53%	62,053	271	0.58%
Time deposits	559,427	7,008	1.67%	690,223	12,036	2.32%
Total deposits	860,025	8,312	1.29%	976,480	13,485	1.84%
Fed funds purchased	255	1	0.63%	229	1	0.60%
FHLB and other borrowings	41,124	1,051	3.41%	41,124	1,006	3.26%
Total interest bearing liabilities	901,404	9,364	1.39%	1,017,833	14,492	1.90%
Noninterest bearing deposits	63,489			62,756
Other liabilities	5,177			9,276
Total liabilities	970,070			1,089,865
Stockholders' equity	108,260			123,346
Total liabilities and stockholders' equity	$1,078,330			$1,213,211
Net interest earnings		$33,229			$32,199
Interest spread			4.68%			4.08%
Net interest margin			4.73%			4.12%

(1)  Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total stockholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconcile these non-GAAP measures from their respective GAAP basis measures.

	9/30/2011	12/31/2010	9/30/2010
Common Tangible Book Value
Total Stockholder's Equity	110,726,000	107,127,000	110,732,000
Preferred Stock	18,212,000	18,057,000	18,008,000
Goodwill	-	-	-
Core deposit intangible	13,123,000	14,819,000	15,584,000
Common Tangible Book Value	79,391,000	74,251,000	77,140,000
Shares Outstanding	21,627,549	21,468,455	21,468,455
Common Tangible Book Value Per Share	$3.67	$3.46	$3.59

Stock Price	$1.20	$1.05	$0.99

Price/Common Tangible Book	32.7%	30.4%	27.6%

Common Tangible Book/Common Tangible Assets
Total Assets	1,072,568,000	1,115,594,000	1,177,842,000
Preferred Stock (net)	18,212,000	18,057,000	18,008,000
Goodwill	-	-	-
Core deposit intangible	13,123,000	14,819,000	15,384,000
Common Tangible Assets	1,041,233,000	1,082,718,000	1,144,450,000
Common Tangible Book	$79,391,000	$74,251,000	$77,340,000
Common Tangible Equity to Assets	7.62%	6.86%	6.74%